Exhibit 99.1

SPANISH BROADCASTING SYSTEM, INC. REPORTS

RESULTS FOR THE FIRST QUARTER 2014

MIAMI, FLORIDA, May 15, 2014 – Spanish Broadcasting System, Inc. (the “Company” or “SBS”)

(NASDAQ: SBSA) today reported financial results for the first quarter ended March 31, 2014.

Financial Highlights

	Quarter Ended
(in thousands)	March 31,		%
	2014	2013	Change
Net revenue:
Radio	$29,445	32,959	(11%)
Television	3,334	6,144	(46%)
Consolidated	$32,779	39,103	(16%)
OIBDA, a non-GAAP measure*:
Radio	$10,285	12,269	(16%)
Television	(772)	(179)	(331%)
Corporate	(1,704)	(2,430)	30%
Consolidated	$7,809	9,660	(19%)

* Please refer to the Non-GAAP Financial Measures section for a definition and reconciliation from a non-GAAP to GAAP financial measure.

Discussion and Results

“Advertising sales at our radio division got off to a healthy start in 2014 with growth in both local and network sales, reflecting the consistent strength of our station brands in the nation’s largest Hispanic markets,” commented Raul Alarcón, Jr., Chairman and CEO. “Our overall results were primarily impacted by a reduction in special events revenue during the quarter, as our special events initiatives vary from quarter-to-quarter. Special events remain a key component of our promotion strategy and we expect increased activity in the year ahead. We are continuing to invest in our multi-media platform and sales efforts, in an effort to expand our revenue profile and the breadth of marketing opportunities we provide to our advertising partners. We believe we are well positioned to generate improved results in the year ahead as we focus on leveraging our strong audience shares to attract new advertisers seeking to reach the rapidly growing Hispanic population.”

Quarter Results

For the quarter-ended March 31, 2014, consolidated net revenues totaled $32.8 million compared to $39.1 million for the same prior year period, resulting in a decrease of $6.3 million or 16%. Our radio segment net revenues decreased $3.5 million or 11%, due to a decrease in special events revenue, which was offset by increases in local and network sales. The special events revenue decrease occurred throughout most of our markets, with the exception of our San Francisco market. The increase in local sales was mainly in our Los Angeles, New York and Puerto Rico markets. The increase in network sales occurred throughout all of our markets. Our television segment net revenues decreased $2.8 million or 46%, due to the decreases in special events revenue, paid-programming, local and national spot sales.

OIBDA, a non-GAAP measure, totaled $7.8 million compared to $9.7 million for the same prior year period, representing a decrease of $1.9 million or 19%. Our radio segment OIBDA decreased $2.0 million or 16%, primarily due to the decrease in net revenues of $3.5 million, offset by the decrease of station operating expenses of $1.5 million. Radio station operating expenses decreased mainly due to special events expenses, which were offset by increases in compensation and benefits, network affiliate station compensation

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and professional fees. Our television segment OIBDA decreased $0.6 million, largely due to the decrease in net revenues of $2.8 million, offset by the decrease in station operating expenses of $2.2 million. Television station operating expenses decreased primarily due to decreases in special events expenses and rating services expense. Our corporate expenses decreased $0.7 million or 30%, mostly due to decreases in professional fees and compensation and benefits. Please refer to the Non-GAAP Financial Measures section for a definition of OIBDA and reconciliation from a non-GAAP to GAAP financial measure.

Operating income totaled $6.5 million compared to $7.3 million for the same prior year period, representing a decrease of $0.8 million or 11%. The decrease in operating income was primarily related to the decrease in special events.

First Quarter 2014 Conference Call

We will host a conference call to discuss our first quarter 2014 financial results on Friday, May 16, 2014 at 11:00 a.m. Eastern Time. To access the teleconference, please dial 412-317-6789 ten minutes prior to the start time.

If you cannot listen to the teleconference at its scheduled time, there will be a replay available through Thursday, May 29, 2014 which can be accessed by dialing 877-344-7529 (U.S) or 412-317-0088 (Int’l), passcode: 10046398.

There will also be a live webcast of the teleconference, located on the investor portion of our corporate Web site, at www.spanishbroadcasting.com/webcasts.shtml . A seven day archived replay of the webcast will also be available at that link.

About Spanish Broadcasting System, Inc.

Spanish Broadcasting System, Inc. is the largest publicly traded Hispanic-controlled media and entertainment company in the United States. SBS owns and operates 20 radio stations located in the top U.S. Hispanic markets of New York, Los Angeles, Miami, Chicago, San Francisco and Puerto Rico, airing the Tropical, Mexican Regional, Spanish Adult Contemporary and Hurban format genres. The Company also owns and operates MegaTV, a television operation with over-the-air, cable and satellite distribution and affiliates throughout the U.S. and Puerto Rico. SBS also produces live concerts and events and owns 21 bilingual websites, including www.LaMusica.com, a bilingual Spanish-English online site providing content related to Latin music, entertainment, news and culture. The Company’s corporate Web site can be accessed at www.spanishbroadcasting.com.

This press release contains certain forward-looking statements. These forward-looking statements, which are included in accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this press release. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that actual results will not differ materially from these expectations. Forward-looking statements, which are based upon certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” “might,” or “continue” or the negative or other variations thereof or comparable terminology. Factors that could cause actual results, events and developments to differ are included from time to time in the Company’s public reports filed with the Securities and Exchange Commission. All forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results, events or developments referenced herein will occur or be realized. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

(Financial Table Follows)

Contacts:
Analysts and Investors	Analysts, Investors or Media
José I. Molina	Brad Edwards
Vice President of Finance	Brainerd Communicators, Inc.
(305) 441-6901	(212) 986-6667

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Below are the Unaudited Condensed Consolidated Statements of Operations for the three-months ended March 31, 2014 and 2013.

	Three-Months Ended
	March 31,
Amounts in thousands, except per share amounts	2014	2013
	(Unaudited)
Net revenue	$32,779	39,103
Station operating expenses	23,266	27,013
Corporate expenses	1,704	2,430
Depreciation and amortization	1,275	1,358
Loss (gain) on the disposal of assets, net	46	(13)
Impairment charges and restructuring costs	—	1,000
Operating income	6,488	7,315
Interest expense, net	(9,928)	(9,931)
Dividends on Series B preferred stock classified as interest expense	(2,433)	—
Loss before income taxes	(5,873)	(2,616)
Income tax expense	214	137
Net loss	(6,087)	(2,753)
Dividends on Series B preferred stock	—	(2,482)
Net loss applicable to common stockholders	$(6,087)	(5,235)
Net loss per common share:
Basic & Diluted	$(0.84)	(0.72)
Weighted average common shares outstanding:
Basic & Diluted	7,267	7,267

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Non-GAAP Financial Measures

Operating Income (Loss) before Depreciation and Amortization, (Gain) Loss on the Disposal of Assets, net, and Impairment Charges and Restructuring Costs (“OIBDA”) is not a measure of performance or liquidity determined in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. However, we believe that this measure is useful in evaluating our performance because it reflects a measure of performance for our stations before considering costs and expenses related to our capital structure and dispositions. This measure is widely used in the broadcast industry to evaluate a company’s operating performance and is used by us for internal budgeting purposes and to evaluate the performance of our stations, segments, management and consolidated operations. However, this measure should not be considered in isolation or as a substitute for Operating Income, Net Income, Cash Flows from Operating Activities or any other measure used in determining our operating performance or liquidity that is calculated in accordance with GAAP. In addition, because OIBDA is not calculated in accordance with GAAP, it is not necessarily comparable to similarly titled measures used by other companies.

Included below are tables that reconcile OIBDA to operating income (loss) for each segment and consolidated net income (loss), which is the most directly comparable GAAP financial measure.

	Quarter Ended March 31, 2014
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
OIBDA	$7,809	10,285	(772)	(1,704)
Less expenses excluded from OIBDA but included in operating income (loss):
Depreciation and amortization	1,275	501	691	83
Loss (gain) on the disposal of assets, net	46	46	—	—
Impairment charges and restructuring costs	—	—	—	—
Operating Income (Loss)	$6,488	9,738	(1,463)	(1,787)

	Quarter Ended March 31, 2013
(Unaudited and in thousands)	Consolidated	Radio	Television	Corporate
OIBDA	$9,660	12,269	(179)	(2,430)
Less expenses excluded from OIBDA but included in operating income (loss):
Depreciation and amortization	1,358	511	774	73
(Gain) loss on the disposal of assets, net	(13)	—	—	(13)
Impairment charges and restructuring costs	1,000	—	1,000	—
Operating Income (Loss)	$7,315	11,758	(1,953)	(2,490)

	Quarter Ended March 31,
(Unaudited and in thousands)	2014	2013
Operating Income	$6,488	7,315
Other (expense) income:
Interest expense, net	(9,928)	(9,931)
Dividends on Series B preferred stock classified as interest expense	(2,433)	—
Loss before income taxes	(5,873)	(2,616)
Income tax expense	214	137
Net loss	$(6,087)	(2,753)

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Unaudited Segment Data

We have two reportable segments: radio and television. The following summary table presents separate financial data for each of our operating segments:

	Quarter Ended
	March 31,
	2014	2013
	(In thousands)
Net revenue:
Radio	$29,445	32,959
Television	3,334	6,144
Consolidated	$32,779	39,103
Engineering and programming expenses:
Radio	$5,073	5,104
Television	2,439	2,399
Consolidated	$7,512	7,503
Selling, general and administrative expenses:
Radio	$14,087	15,586
Television	1,667	3,924
Consolidated	$15,754	19,510

Corporate expenses:	$1,704	2,430
Depreciation and amortization:
Radio	$501	511
Television	691	774
Corporate	83	73
Consolidated	$1,275	1,358
(Gain) loss on the disposal of assets, net:
Radio	$46	—
Television	—	—
Corporate	—	(13)
Consolidated	$46	(13)
Impairment charges and restructuring costs:
Radio	$—	—
Television	—	1,000
Corporate	—	—
Consolidated	$—	1,000
Operating income (loss):
Radio	$9,738	11,758
Television	(1,463)	(1,953)
Corporate	(1,787)	(2,490)
Consolidated	$6,488	7,315

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Selected Unaudited Balance Sheet Information and Other Data:

(Amounts in thousands)	As of March 31, 2014
Cash and cash equivalents	$34,181
Total assets	$466,084
12.5% Senior Secured Notes due 2017, net	$269,499
Other debt	8,177
Total debt	$277,676
Series B preferred stock	$90,549
Accrued Series B preferred stock dividends payable	38,530
Total	$129,079
Total stockholders’ deficit	$(60,476)
Total capitalization	$346,279

	For the Fiscal Year Ended March 31,
	2014	2013
Capital expenditures	$611	217
Cash paid for income taxes	$—	—